Exhibit 10.33

Avista Corporation

Executive Deferral Plan

(2005 Component)

Effective January 1, 2005

Avista Corporation

Executive Deferral Plan

(2005 Component)

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Avista Corporation

Executive Deferral Plan

(2005 Component)

ARTICLE 7. BENEFICIARY DESIGNATION		13

7.1	Beneficiary	13
7.2	Beneficiary Designation; Change; Spousal Consent	14
7.3	Acknowledgment	14
7.4	No Beneficiary Designation	14
7.5	Doubt as to Beneficiary	14
7.6	Discharge of Obligations	14

ARTICLE 8. TERMINATION, AMENDMENT OR MODIFICATION		14

8.1	Termination	14
8.2	Amendment	15
8.3	Effect of Payment	15

ARTICLE 9. ADMINISTRATION		15

9.1	Committee Duties	15
9.2	Administration Upon Change In Control	15
9.3	Agents	16
9.4	Binding Effect of Decisions	16
9.5	Indemnity of Committee	16
9.6	Employer Information	16

ARTICLE 10. OTHER BENEFITS AND AGREEMENTS		16

ARTICLE 11. CLAIMS PROCEDURES		16

11.1	Presentation of Claim	16
11.2	Notification of Decision	16
11.3	Review of a Denied Claim	17
11.4	Decision on Review	17
11.5	Legal Action	17

ARTICLE 12. TRUST		17

12.1	Establishment of the Trust	17
12.2	Interrelationship of the Plan and the Trust	18
12.3	Distributions From the Trust	18

ARTICLE 13. MISCELLANEOUS		18

13.1	Status of Plan	18

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Avista Corporation

Executive Deferral Plan

(2005 Component)

13.2	Unsecured General Creditor	18
13.3	Employer’s Liability	18
13.4	Nonassignability	18
13.5	Not a Contract of Employment	18
13.6	Furnishing Information	19
13.7	Terms	19
13.8	Captions	19
13.9	Governing Law	19
13.10	Notice	19
13.11	Successors	19
13.12	Spouse’s Interest	19
13.13	Validity	20
13.14	Incompetent	20
13.15	Payment On Earlier Payment Date	20

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AVISTA CORPORATION

EXECUTIVE DEFERRAL PLAN

(2005 Component)

Effective January 1, 2005

Purpose

The purpose of this Plan, effective January 1, 2005, is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Avista Corporation, a Washington corporation, and its affiliates, if any, that sponsor this Plan. This Plan is a component of the Avista Corporation Executive Deferral Plan and shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1.

DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance and (ii) the Company Matching Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Bonus” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer’s annual bonus and cash incentive plans, excluding stock options.

1.3	“Annual Company Matching Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.5.

1.4	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and/or Annual Bonus and/or Performance Award Amount that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s death or other Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount (other than any Performance Award Amount) shall be the actual amount withheld prior to such event.

1.5

“Annual Installment Method” shall be an annual installment form of payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (a) during the Plan Year in which such payments begin, each payment shall equal the Account Balance to be distributed under the Annual Installment Method divided by the total number of installment payments to be made; and (b) during the remaining benefit payment period, the amount of each installment to be paid during each such subsequent Plan Year shall equal the remaining Account

Balance as of December 31 of the prior year divided by the number of installment payments to be made in and after such subsequent Plan Year. Notwithstanding the foregoing, the final installment shall be the Participant’s Account Balance as of the date of payment.

1.6	“Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.7	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9	“Board” shall mean the board of directors of the Company.

1.10	“Change of Control” shall mean:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.10; or

(b)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.11	“Claimant” shall have the meaning set forth in Section 11.1.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13	“Committee” shall mean the committee described in Article 9.

1.14	“Company” shall mean Avista Corporation, a Washington corporation, and any business which assumes the obligations of the Company hereunder.

1.15	“Company Matching Account” shall mean (i) the sum of all of a Participant’s Annual Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.16	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.17	“Disability” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees.

1.18	“Distribution Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect the form and timing of distributions to the Participant under the Plan.

1.19	“Eligible Performance Award” shall mean a Performance Award pursuant to which the Committee, in its sole discretion, has determined the Performance Award Amount to be deferrable in accordance with Article 3.

1.20	“Employee” shall mean a person who is an employee of any Employer.

1.21	“Employer(s)” shall mean the Company and/or any other Related Employer (now in existence or hereafter formed or acquired) that participates in the Plan with respect to its Employees.

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.23	“401(k) Plan” shall be The Investment and Employee Stock Ownership Plan of Avista Corporation, as amended from time to time.

1.24	“LTIPs” shall mean either the Company’s Long Term Incentive Plan or the 2000 Non-Officer Employee Long Term Incentive Plan.

1.25	“Monthly Installment Method” shall be a monthly installment form of payment over the number of months selected by the Participant in accordance with this Plan, calculated as follows: (a) during the Plan Year in which such payments begin, each payment shall equal the Account Balance to be distributed under the Monthly Installment Method divided by the total number of installment payments to be made; and (b) during the remaining benefit payment period, the amount of each installment to be paid during each such subsequent Plan Year shall equal the remaining Account Balance as of December 31 of the immediately preceding Plan Year divided by the number of installment payments to be made in and after such subsequent Plan Year. Notwithstanding the foregoing, the final installment shall be the Participant’s Account Balance as of the date of payment.

1.26

“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a deferral election form, (iv) whose signed deferral election form is accepted by the Committee, (v) who commences participation in the

Plan, and (vi) whose deferral election form has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.27	“Payout at a Specified Time” shall mean the payout set forth in Section 4.1.

1.28	“Performance Award” shall mean the grant of an award by the Company to a Participant pursuant to an LTIP.

1.29	“Performance Award Agreement” shall mean the agreement evidencing the grant of a Performance Award.

1.30	“Performance Award Amount” shall mean the total cash amount or cash equivalent earned by a Participant under an Eligible Performance Award upon the achievement of certain performance criteria set forth in the Performance Award Agreement related thereto.

1.31	“Performance Cycle” shall mean that period of time during which a Performance Award may be earned, as set forth in a Participant’s Performance Award Agreement.

1.32	“Plan” shall mean the Company’s Executive Deferral Plan (2005 Component), which shall be evidenced by this document and by each Participant’s deferral election form, as they may be amended from time to time. The Plan is a component of the Avista Corporation Executive Deferral Plan and governs deferrals under such plan that are made with respect to Base Annual Salary, Annual Bonuses and Performance Awards that are earned on and after on January 1, 2005.

1.33	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through the last day of December of the same calendar year.

1.34	“Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.35	“Related Employer” shall mean a corporation which is a member of the same controlled group of corporations (as defined in Code Section 414(b)) as the Company and a trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company.

1.36	“Separation from Service” shall mean that an Employee has died, retired or otherwise has incurred a termination of employment. An Employee will not incur a Separation from Service while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29 month period of absence is substituted for such six month period.

“Termination of employment” means that it is reasonably anticipated based on the facts and circumstances that an Employee will perform no further services after a certain date or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of services if the Employee has been providing services for less than 36 months). An Employee shall incur a Separation from Service when the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by him during the immediately preceding 36 month period.

1.37	“Stock” shall mean Avista Corporation common stock, zero par value, or any other equity securities of the Company designated by the Committee.

1.38	“Survivor Benefit Payment Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect the form of payment to his or her Beneficiary in the event of his or her death under Article 6.

1.39	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.40	“Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement, effective as of March 1, 2000 between the Company and the trustee named therein, as amended from time to time.

1.41	“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2.

SELECTION, ENROLLMENT, ELIGIBILITY

2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a deferral election form, a Distribution Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. An Employee may not elect to participate in the Plan within the 30 day period described above if on the date he or she becomes eligible to participate he or she already participates in another non-qualified elective “account balance plan” of the Employer (as such term is defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A), other than a plan described in Treasury Regulation Sections 1.409A-1(c)(2)(i)(D), (E), (F), (G) or (H) relating to separation pay plans, rights to in-kind benefits or reimbursements, split dollar life insurance arrangements, modified foreign earned income, and stock rights). In such case, the Employee may enroll in the Plan for the next following Plan Year. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

ARTICLE 3.

DEFERRAL COMMITMENTS/COMPANY MATCHING/CREDITING/TAXES

3.1	Minimum Deferrals.

(a)	Base Annual Salary and/or Annual Bonus. Prior to each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Annual Bonus in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	$2,000
Annual Bonus	$2,000

If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b)	Eligible Performance Award. For each Eligible Performance Award, a Participant may elect to defer the following minimum percentage of a Performance Award Amount:

Deferral	Minimum Percentage
Performance Award Amount	10%

If an election is made for less than the stated minimum percentage, or if no election is made, the amount deferred shall be zero.

3.2	Maximum Deferrals.

(a)	Base Annual Salary and/or Annual Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Annual Bonus up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	75%
Annual Bonus	100%

Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount, with respect to Base Annual Salary and Annual Bonus shall be limited to the amount of compensation paid for services to be performed subsequent to the date the Participant submits a deferral election to the Committee for acceptance.

(b)	Eligible Performance Award. For each Eligible Performance Award, a Participant may elect to defer the following maximum percentage of a Performance Award Amount:

Deferral	Maximum Percentage
Performance Award Amount	100%

The amount of a Performance Award Amount that may be deferred may also be limited by other terms or conditions set forth in a LTIP or Performance Award Agreement related thereto.

3.3	Election to Defer.

(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan. For the election to be valid, the election must be completed in writing and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee. In the case of compensation that is earned based upon a specified performance period (for example, an Annual Bonus), where a Distribution Election Form is submitted in the first year of eligibility but after the beginning of the service period, the Distribution Election Form will apply to the portion of the compensation equal to the total amount of the compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the Distribution Election Form is submitted over the total number of days in the performance period.

(b)	Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new election. If no such election is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)	Eligible Performance Award. For an election to defer amounts earned under an Eligible Performance Award, and for such deferral to become effective: (i) a separate election must be completed in writing and signed by a Participant with respect to deferral of some or all of the Performance Award Amount pursuant to Section 3.1 or Section 3.2; (ii) the election must be timely delivered and accepted by the Committee in accordance with its rules and procedures at least six (6) months before the end of the Performance Cycle; (iii) the Participant must perform services continuously from the later of the beginning of the Performance Cycle or the date the performance criteria are established through the date an election is made under this Section 3.3(c); and (iv) the election is not made after the Performance Award Amount has become readily ascertainable. Notwithstanding the previous sentence, if a portion of such Performance Award Amount is readily ascertainable when a Distribution Election Form is filed, such election shall only apply to the portion of the Performance Award Amount that is not yet ascertainable.

3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5	Annual Company Matching Amount. A Participant’s Annual Company Matching Amount for any Plan Year shall be equal to 75% (or such other percentage used by the Participant’s Employer to determine his matching contribution under the 401(k) Plan) of the Participant’s Annual Deferral Amount for the immediately prior Plan Year, up to an amount that does not exceed 6% of the Participant’s Base Annual Salary for the prior Plan Year, reduced by the amount of any matching contributions made to the 401(k) Plan on his or her behalf for such prior Plan Year of the 401(k) Plan, assuming that the Participant had contributed the maximum amount permitted to the 401(k) Plan under the provisions of Code Sections 402(g) and 401(a)(17). If a Participant is not employed by an Employer as of the last business day of a Plan Year, the Annual Company Matching Amount for such Plan Year shall be zero. Notwithstanding anything to the contrary in this Section 3.5, no Performance Award Amount shall be included in any Participant’s Annual Deferral Amount for the purposes of (i) calculating the Annual Company Matching Amount, or (ii) calculating whether or not the maximum Annual Company Matching Amount has been reached or exceeded.

3.6	Performance Award Amount. Performance Award Amounts deferred under the Plan shall be credited/debited to a Participant on the books of the Employer at such time as such Performance Award Amount would otherwise have been paid or delivered to a Participant pursuant to the Performance Award Agreement, but for the election to defer.

3.7	Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account and Company Matching Account.

3.8	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)

Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect one or more Measurement Fund(s) (as described in Section 3.8(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance for the first day in which the Participant commences participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, in the form and manner that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)	Proportionate Allocation. In making any election described in Section 3.8(a) above, the Participant shall specify in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)	Measurement Funds. The Participant may elect one or more measurement funds, based on certain mutual funds (the “Measurement Funds”) listed on Exhibit 1 hereof, incorporated herein by this reference, for the purpose of crediting additional amounts to his or her Account Balance; provided, however, that the Committee must always select as a Measurement Fund the Company Stock Fund (described as a mutual fund 100% invested in Stock, with all dividends deemed invested in additional shares of Stock. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund; provided, however, that the Committee may never discontinue or delete the Company Stock Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, as of the close of business on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, no later than the close of business on the business day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such day, no earlier than one business day prior to the distribution, at the closing price on such date. The Participant’s Annual Company Matching Amount shall be credited to his or her Company Matching Account as of the close of business on the last business day of the Plan Year to which it relates.

(e)

No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.9	FICA and Other Taxes.

(a)	Annual Deferral Amounts. Unless otherwise previously withheld, for each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9.

(b)	Company Matching Amounts. When a participant becomes vested in a portion of his or her Company Matching Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant’s Company Matching Account in order to comply with this Section 3.9.

3.10	Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4.

PAYOUT AT A SPECIFIED TIME

4.1	Payout at a Specified Time.

(a)	Distribution Election. A Participant in connection with his or her commencement of participation in the Plan shall irrevocably elect in a Distribution Election Form to receive a future “Payout at a Specified Time” of his or her Account Balance from the Plan. The Payout at a Specified Time shall be made or commenced at the time elected by the Participant and shall be distributed in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months or an Annual Installment Method of five, ten or fifteen years, as elected by the Participant. The Participant shall make such elections when he or she submits his or her first irrevocable deferral election as described in Section 3.3(a). If a Participant does not make any such form of payment election with respect to the Payout at a Specified Time, then such benefit shall be paid in a lump sum.

(b)	Delay or Change of Distribution. A Participant may amend his or her Distribution Election Form to delay a Payout at a Specified Time or to change the form of payment by submitting a new Distribution Election Form in accordance with the Committee’s rules and procedures, provided that: (i) the amended Distribution Election Form is submitted at least one year prior to the date on which the first payment of the Payout at a Specified Time would have otherwise become payable; and (ii) the amended Distribution Election Form will result in a delay of the Participant’s receipt of such benefit by at least five additional years.

4.2	Other Benefits Take Precedence Over Payout at a Specified Time. Should an event occur that triggers a benefit under Article 5 or 6, an Account Balance that is subject to a Payout at a Specified Time election under Section 4.1 shall not be paid at the time elected by the Participant under Section 4.1 but shall be paid at the time set forth under the other applicable Article.

ARTICLE 5.

BENEFIT AT TERMINATION OF EMPLOYMENT

5.1	Benefit At Termination of Employment. A Participant who experiences a Separation from Service for reasons other than death shall receive, as a Termination Benefit, his or her Account Balance unless the Participant’s Account Balance is subject to a Payout at a Specified Time election that requires payments to be made or commenced prior to the Participant’s Separation from Service.

5.2	Payment of Termination Benefit. A Participant in connection with his or her commencement of participation in the Plan, may elect on a Distribution Election Form to receive a Termination Benefit in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months or an Annual Installment Method of five, ten or fifteen years. The Participant shall elect the payment form when he or she submits his or her first irrevocable deferral election as described in Section 3.3(a). If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be paid in a lump sum. A Termination Benefit shall be paid, or installment payments shall commence, upon the Participant’s Separation from Service, except that the payment of a Termination Benefit to a Participant who is a “specified person” shall not be paid or commence prior to a date that is six (6) months after the date of his or her Separation from Service. A Participant is a “specified person” if he is a key employee under Code Sections 416(i)(1)(A)(i), (ii) or (iii) at any time during the 12 month period ending on a “specified employee identification date.” If the Participant is a key employee on such a date, he will be treated as a key employee for the entire 12 month period beginning on the “specified employee effective date.” For purposes of this Section 5.2, the “specified employee identification date” is December 31 and the “specified employee effective date” is the following April 1. The accumulated value of deferred payments (including accumulated earnings) will be paid to an Employee who is a specified person in a single sum at the beginning of the seventh calendar month after the date of his Separation from Service.

Termination Benefits shall commence or be paid as soon as reasonably practicable following the payment date specified in this Section 5.2, but in no event later than 90 days from such date. A Participant may amend his or her Distribution Election Form to change the payment form by submitting a new Distribution Election Form in accordance with the Committee’s rules and procedures, provided that: (i) unless the Participant’s Separation from Service is due to Disability, the amended Distribution Election Form is submitted at least one year prior to the date on which such benefit would have otherwise become payable; and (ii) the amended Distribution Election Form will result in a delay of the Participant’s receipt of such benefit by at least five additional years.

5.3	Death Prior to Complete Payment of Termination Benefit. If a Participant dies after his or her Termination Benefit commences, but before it is paid in full, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 6.

PRE-TERMINATION SURVIVOR BENEFIT

6.1	Pre-Termination Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she commences receiving his or her Termination Benefit.

6.2	Payment of Pre-Termination Survivor Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on a Survivor Benefit Payment Election Form whether the Pre-Termination Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months or Annual Installment Method of five, ten or fifteen years. The Participant shall elect the payment form when he or she submits his or her first irrevocable deferral election as described in Section 3.3(a). If a Participant does not make any election with respect to the payment of the Pre-Termination Survivor Benefit, then such benefit shall be paid in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as soon as reasonably practicable following the Participant’s death, but in no event later than 90 days from such date. A Participant may amend his or her Survivor Benefit Payment Election Form to change the payment form of a Pre-Termination Survivor Benefit by submitting a new Survivor Benefit Payment Election Form in accordance with the Committee’s rules and procedures, provided that the amended Survivor Benefit Payment Election Form is not effective for 12 months after it is submitted.

ARTICLE 7.

BENEFICIARY DESIGNATION

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s deferral election shall terminate upon such full payment of benefits.

ARTICLE 8.

TERMINATION, AMENDMENT OR MODIFICATION

8.1	Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its governing body. Upon the termination of the Plan with respect to any Employer, the deferral elections of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Separation from Service for reasons other than death on the date of Plan termination, shall be paid to the Participants in a lump sum as soon as reasonably practicable following the Plan termination in accordance with Code Section 409A. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

8.2	Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service for reasons other than death as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 8.2 or Section 9.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

8.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s deferral election shall terminate.

ARTICLE 9.

ADMINISTRATION

9.1	Committee Duties. Except as otherwise provided in this Article 9, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

9.2	Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the Trustee and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Disability, death or other Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

9.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

9.4	Binding Effect of Decisions. Subject to Article 11 below, the decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

9.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the death or other Separation from Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 10.

OTHER BENEFITS AND AGREEMENTS

  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 11.

CLAIMS PROCEDURES

11.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

11.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 11.3 below.

11.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

11.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

11.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 12.

TRUST

12.1	Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts and Annual Company Matching Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

12.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participant’s deferral elections and Distribution Election Form shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

12.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 13.

MISCELLANEOUS

13.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be determined only by the Plan and the Participant’s deferral elections and Distribution Election Form. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her deferral elections and Distribution Election Form.

13.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.5

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

13.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

13.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Washington without regard to its conflicts of laws principles.

13.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

BPAC c/o Vice President – Human Resources
Avista Corporation
1411 East Mission
Spokane, Washington 99220

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

13.15	Payment On Earlier Payment Date. Payment(s) under the Plan may be made or commenced earlier than the payment date specified in Articles 4 through 6, as applicable, in order to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)), to pay Federal Insurance Contributions Act (FICA) taxes imposed under Code Sections 3101, 3121(a) and 3121(v)(2), as applicable, to pay income tax at source on wages imposed under Code Section 3401 (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the payment of FICA taxes, to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes, or to pay an amount that is required to be included in income as a result of a failure of the Plan to comply with the requirements of Code Section 409A.